LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

QSTAK MARKET, LLC

This Limited Liability Company Operating Agreement (this “Agreement”) is entered into effective as of October 22, 2026, by Piranha Blockchain, Inc., a Wyoming corporation (“Piranha”) and wholly owned subsidiary of SecureTech Innovations, Inc. (“SecureTech”), Qstak Holding, LLC (“Qstak”), and Craft Capital Management LLC (“Craft”), as members (each a “Member”), and by SecureTech solely for purposes of Section 3.6, with respect to Qstak Market, LLC, a Wyoming limited liability company (the “Company”), in connection with the Joint Venture Agreement dated October 22, 2026 among SecureTech, Piranha, Qstak and Craft (the “JVA”). Capitalized terms used but not defined in this Agreement have the meanings given in the JVA.

RECITALS

(A)SecureTech, Qstak and Craft are entering into this Agreement in connection with the JVA, and the Company is the limited liability company vehicle for the parties’ joint venture. Each Member acknowledges that it has made the representations and warranties applicable to it in the JVA, and no additional representations or warranties are made in this Agreement.

(B)The Company will hold and exploit rights in the Licensed Assets as sublicensed to it under the Royalty-Free Intellectual Property Sublicense Agreement (the “JV Sublicense”), subject to the Exclusive Intellectual Property License Agreement (the “ELA”), as set forth in the JVA.

(C)The Members intend initial Percentage Interests of 57% for Piranha (holding SecureTech’s interest as provided in Section 3.6), 38% for Qstak and 5% for Craft, subject to dilution under this Agreement. Craft’s Units are issued as a profits interest as provided in Section 3.5.

1.FORMATION; PURPOSE; TERM

1.1The Company has been formed by filing Articles of Organization under the Wyoming Limited Liability Company Act (the “Act”). This Agreement governs the Company and supersedes contrary default provisions of the Act to the maximum extent permitted. The Company’s name is Qstak Market, LLC; its state of formation is Wyoming; and its principal office, registered office and registered agent are stated on Schedule A and may be changed by the Management Committee in accordance with the Act.

1.2The Company’s purpose is to hold and exploit rights in the Licensed Assets as sublicensed to it under the JV Sublicense, subject to the ELA, as set forth in the JVA, and to engage in lawful activities incidental thereto. The Company may not pursue a materially unrelated line of business without Reserved Matter Approval.

1.3The Company continues until dissolved under this Agreement or the Act. Title to Company assets is held solely in the Company’s name. No Member has an interest in specific Company property or authority to bind the Company solely by reason of being a Member.

2.DEFINITIONS

“Affiliate” means, with respect to a person, any entity that controls, is controlled by or is under common control with that person.

“Agreed Valuer” means a nationally recognized independent valuation specialist unanimously selected by all Members.

“Business Day” means a day other than Saturday, Sunday or a bank holiday.

“Capital Proceeds” means the cash and other property received by the Company from a Capital Transaction (or, in a Capital Transaction described in clause (b) of that definition, received by the Members), net of the expenses of the transaction, amounts applied to Company liabilities and reasonable reserves established in connection with the transaction. Capital Proceeds are not Net Income.

“Capital Transaction” means (a) any sale, exchange, transfer or other disposition of all or substantially all of the Company’s assets, or of any Company asset outside the ordinary course of business; (b) any merger, consolidation, conversion or reorganization of the Company, or any sale or exchange of all or substantially all of the outstanding Units, in which the Members receive cash, securities or other consideration; (c) any financing or refinancing of Company assets to the extent the proceeds are distributed to the Members; (d) any casualty or condemnation recovery that is not reinvested; (e) any distribution of capital contributions or of the unexpended proceeds of a Capital Call; and (f) the dissolution and liquidation of the Company.

“Capital Units” means all Units other than the Profits Interest Units, including any Units issued after the Closing in exchange for capital contributions.

“Fair Market Value” or “FMV” means value determined on a going-concern basis using customary valuation methods, without minority or marketability discounts unless this Agreement expressly provides otherwise.

“Distributable Cash” means cash available for distribution after payment or provision for Company expenses, liabilities, debt service and reasonable reserves.

“Distribution Threshold” means, with respect to the Profits Interest Units, the amount that would have been distributed to the holders of the Capital Units if, immediately after the issuance of the Profits Interest Units, the Company had sold all of its assets for their Fair Market Value, paid or provided for its liabilities and distributed the net proceeds in liquidation, which amount shall equal the Fair Market Value of the Company’s equity as of the Closing (as defined in Section 19.2 of the JVA) as set forth in the Closing Valuation Report and, until the Closing Valuation Report is delivered, shall be deemed to be $22,000,000 (the Initial Agreed Valuation under Section 3.3 of the JVA), in each case as increased under Section 6.4(e). After the Closing Valuation Report is delivered, the Distribution Threshold shall be adjusted only to conform to the Fair Market Value of the Company’s equity as of the Closing as finally determined under Section 11.4 of this Agreement and Section 19.12 of the JVA, and not for any later change in the value of the Company; provided that, if any taxing authority finally determines that such Fair Market Value was in fact greater than the amount so determined, the Distribution Threshold shall be automatically increased, effective as of the issuance of the Profits Interest Units, to the extent necessary to ensure that the Profits Interest Units constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43, and the Management Committee shall be entitled to make appropriate corrective allocations and distribution adjustments to give effect to such increase.

“JVA” means the Joint Venture Agreement dated October 22, 2026 among the Members, as amended in accordance with its terms.

“Licensed Assets” means all assets constituting “Licensed Assets” as defined in the ELA, as made available to the Company under the JV Sublicense.

“Management Committee” means the committee of managers described in Section 4.

“Net Income” means cash receipts (other than Capital Proceeds) less ordinary operating expenses, reserves, debt service and other amounts approved in the budget, with taxable income and loss determined under federal tax principles.

“Percentage Interest” means a Member’s Units divided by all outstanding Units, as adjusted under this Agreement.

“Profits Interest Units” means the 5,000 Units issued to Craft under Section 3.1(c) as a profits interest, as described in Section 3.5.

“Reserved Matter Approval” means approval of the Management Committee and Members holding at least 75% of Percentage Interests, including the affirmative vote of Qstak while it holds at least 20%, except for matters expressly requiring unanimous consent. For clarity, nothing in this Agreement limits Craft’s consent rights under Section 7.4 of the JVA with respect to any dilution other than dilution resulting from a Capital Call or any amendment that adversely affects Craft’s economic rights.

3.MEMBERS; UNITS; CAPITALIZATION

3.1At the Closing (as defined in Section 19.2 of the JVA), the Company shall issue 100,000 Units as follows:

(a) Piranha: 57,000 Units (57%);

(b) Qstak: 38,000 Units (38%); and

(c) Craft: 5,000 Units (5%), which are Profits Interest Units issued as a profits interest under Section 3.5.

The Unit ledger shall reflect these issuances and any later issuances under this Agreement.

3.2Each Member shall make the initial capital contribution, if any, described for that Member on Schedule B. Craft makes no capital contribution for its Units, and Schedule B shall reflect no capital contribution or capital account credit for Craft in respect of the Profits Interest Units. The Members acknowledge that the JVA governs the commercial terms and other obligations relating to the Licensed Assets and the parties’ contributions to the joint venture; this Agreement governs the Company’s internal capitalization and capital accounts. All license consideration payable or issuable to Qstak under the ELA, including SecureTech Series B Preferred Stock, is solely SecureTech’s obligation, is not a Company obligation or expense, and does not by itself create, increase or adjust any Member’s Units or Percentage Interest. Any Company tax, book-capital-account or reporting adjustment required to reflect the Closing Valuation Report, the per-tranche FMV of the Series B Preferred Stock or applicable tax law shall be made under Sections 3.4 and 11.4 and shall not convert the ELA consideration into a Company obligation; any rights Qstak has as a SecureTech stockholder arise solely under SecureTech’s governing documents.

3.3Except as expressly set forth in the JVA or a separate signed writing, no Member is required to make an additional contribution, lend money or guarantee obligations. No Member may withdraw capital or demand property distributions. Units are securities and have not been registered under federal or state securities laws.

3.4The Company shall maintain a Unit ledger and capital accounts under Treasury Regulations Section 1.704-1(b), including required book-ups. Following the Closing, the Company shall make any post-Closing true-up to capital accounts, tax basis schedules and related tax reporting required to reflect the Closing Valuation Report and the Agreed Valuer’s per-tranche FMV determinations for Series B Preferred Stock, rather than relying solely on the $22,000,000 Stated Value, and shall report consistently with Section 11.4. Upon any issuance of Units, the Company shall revalue Company property and book up capital accounts as required by Treasury Regulations Section 1.704-1(b)(2)(iv)(f). The capital accounts of the holders of the Capital Units shall be credited with the full Fair Market Value of the property contributed to the Company at the Closing, as set forth in the Closing Valuation Report (and shall be trued up under Section 11.4 to reflect it), and Craft’s capital account in respect of the Profits Interest Units shall be zero immediately after their issuance. Any Section 704(c) built-in gain or loss shall be allocated using the remedial method under Treasury Regulations Section 1.704-3(d). No Member is entitled to interest on capital.

3.5The Profits Interest Units are issued to Craft in consideration of services rendered to and for the benefit of the Company in anticipation of Craft becoming a Member, and not for any capital contribution. They are intended to constitute a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191, and this Agreement shall be interpreted and applied consistently with that intent. Accordingly: (a) Craft’s capital account in respect of the Profits Interest Units is zero immediately after their issuance, and the Profits Interest Units carry no right to share in the proceeds of a hypothetical sale of the Company’s assets at Fair Market Value and liquidation of the Company immediately after their issuance; (b) the Profits Interest Units are fully vested on issuance and are not subject to forfeiture or to any requirement of future services; (c) the Profits Interest Units have the same voting, information and other rights, and the same rights to distributions under Sections 6.1 and 6.2, as the other Units, and share in Capital Proceeds and in distributions on dissolution only as provided in Sections 6.4 and 13.2 (for the avoidance of doubt, the voting rights of the Profit Interest Units do not expand Craft’s consent or approval rights beyond those expressly set forth in Section 7.4 of the JVA; (d) the Company and each Member shall treat Craft as the owner of the Profits Interest Units from the date of their issuance, with Craft taking into account its distributive share of the Company’s income, gain, loss, deduction and credit from that date, shall not claim any deduction or capitalized cost for the value of the Profits Interest Units at issuance, on vesting or at any later time, shall treat the issuance as a non-taxable event in accordance with Revenue Procedures 93-27 and 2001-43, and shall not take any inconsistent position on any tax return or in any tax proceeding except as required by a final determination of a taxing authority; (e) Craft shall, within 30 days after the issuance of the Profits Interest Units, timely file a protective election under Section 83(b) of the Code with respect to the Profits Interest Units reporting an amount included in income of $0, and shall promptly deliver to the Company evidence of such filing; the Company shall cooperate with such filing, and if Craft fails to make such filing, Craft shall be solely liable for all resulting taxes, interest and penalties; (f) no true-up or adjustment under Section 3.4 or Section 11.4 of this Agreement or Section 3.4 of the JVA shall credit any amount to Craft’s capital account in respect of the Profits Interest Units or otherwise cause the Profits Interest Units to be other than a profits interest, and the Distribution Threshold shall be adjusted only as provided in its definition; (g) Craft acknowledges that (i) it has obtained independent tax advice regarding the Profits Interest Units and is not relying on the Company, any other Member or their advisors for any tax advice, and neither the Company nor any other Member makes any representation regarding the tax treatment of the Profits Interest Units; (ii) the Profits Interest Units may be subject to Section 1061 of the Code; (iii) the Profits Interest Units are not compensation for any specific transaction or a fixed fee; and (iv) any guaranteed payments to Craft will be subject to self-employment tax, and Craft will not be treated as an employee of the Company for wage withholding or other purposes; and (h) any brokerage, finder’s or similar fee payable to Craft or its Affiliates shall be documented in a separate written agreement, and the value of and distributions on the Profits Interest Units shall not be determined by reference to any such fee.

3.6Piranha holds the Units allocated to SecureTech, as provided in Section 3.8 of the JVA. Except for references to SecureTech as the issuer of the Series B Preferred Stock or other SecureTech securities, as a party to the ELA, the JV Sublicense or the Stock Purchase Agreement, or as the parent entity that controls and consolidates the Company through Piranha under Section 4.7, all references in this Agreement to SecureTech as a Member or holder of Units, including with respect to the designation of managers, voting, consents, capital accounts, allocations, distributions, transfers and service as Partnership Representative, refer to Piranha. SecureTech shall cause Piranha to perform its obligations under this Agreement. Notices to Piranha shall be given to SecureTech at its address in Section 14.2.

3.7Craft shall indemnify and hold harmless the Company and the other Members from and against any tax (including any imputed underpayment under Section 6225 of the Code), interest, penalties and additions to tax arising from any determination that the Profits Interest Units do not constitute a “profits interest” or from any recharacterization of the issuance of, or payments in respect of, the Profits Interest Units (including under Section 707(a)(2)(A) of the Code). The Company may offset any amount owed under this Section 3.7 against any distributions otherwise payable to Craft. No amount payable under this Section 3.7 shall be grossed up for taxes. This Section 3.7 shall survive Craft’s withdrawal or ceasing to be a Member and any transfer of the Profits Interest Units.

3.8Notwithstanding Sections 4.6 and 14.1, the Management Committee may, without the consent of any other Member, make any safe harbor election that becomes available with respect to the Profits Interest Units under future Treasury Regulations, Revenue Procedures or other guidance (including guidance regarding allocations upon forfeiture), and may amend this Agreement to the extent reasonably necessary to comply with such guidance and to preserve the treatment of the Profits Interest Units as a profits interest; provided that no such amendment shall disproportionately and adversely alter any Member’s economic rights without that Member’s consent. Each Member shall execute such documents and take such actions as are reasonably necessary to give effect to any such election.

4.MANAGEMENT AND GOVERNANCE

4.1The Company is manager-managed. The Management Committee initially consists of three managers: two designated by SecureTech and one designated by Qstak. Craft may designate one nonvoting observer while it holds at least 3% interest in the Company. The observer receives the same materials, subject to privilege, conflicts and confidentiality. A designating Member may remove and replace its designee by notice.

4.2A majority of seated voting managers constitutes a quorum. Management Committee action requires majority approval unless this Agreement requires a greater vote. The SecureTech designees may approve ordinary-course decisions within an approved budget, but no manager may authorize a Reserved Matter unilaterally. Meetings may occur by remote communications and action may be taken by written consent.

4.3The Management Committee appoints officers and may authorize agents, and approves the annual strategy, budget, banking, controls, insurance and compliance policies. Officers serve at the Management Committee’s pleasure. No Member is entitled by ownership alone to a salary, management fee, consulting fee, carried interest, preferential payment or reimbursement. Bona fide arm’s-length services require a written agreement and Reserved Matter Approval, excluding the interested Member’s vote where required by law.

4.4Reserved Matters include: amending organizational documents; issuing equity except under an approved Capital Call; merger, conversion, recapitalization or sale of substantially all assets; a material change to the Company’s purpose; bankruptcy; transfer of material Company assets; or any action disproportionately adverse to a Member.

4.5Unanimous Member consent is required to alter a Member’s Percentage Interest other than expressly through Section 7, impose mandatory funding under this Agreement, pay a management fee or preferential distribution (other than as provided in Section 6.4), amend the pro rata distribution rule, amend this Section 4.5, or waive the prohibition on Member expense reimbursement.

4.6Consistent with Section 7.2 of the JVA and notwithstanding anything to the contrary in this Agreement, the following actions require the prior unanimous written consent of all Members: (a) admitting any new Member; (b) amending this Agreement; (c) dissolving the Company; (d) granting any lien on any Company asset outside the ordinary course of business; (e) approving the pricing and material terms of any transaction with a Member or Affiliate (each, a “Related Party Transaction”); (f) issuing any Capital Call when the aggregate amount exceeds $100,000; or (g) incurring indebtedness above $100,000.

4.7Consistent with Section 7.6 of the JVA, the Members intend that SecureTech controls the Company and consolidates it for financial reporting purposes. The approval rights of Qstak and Craft under Sections 4.4 and 4.5 and the unnumbered unanimous Member consent paragraph and Section 7.4 of the JVA are protective rights only, and all other decisions regarding the Company’s business and affairs are made by the Management Committee by majority vote. No Member has any right to require the Company, SecureTech or any of their Affiliates to purchase, redeem or otherwise acquire its Units.

4.8

5.COMPANY OPERATIONS; EXPENSES

5.1The Company shall record and collect revenue generated from the Licensed Assets in accordance with the JVA, and Members shall promptly remit misdirected receipts without offset. Company books shall be maintained under GAAP for reporting and federal tax principles for tax returns.

5.2Ordinary operating expenses directly related to ongoing operations are deducted from gross revenue before Net Income. The Company bears only expenses incurred for its business and approved under the budget or authority matrix. Each Member bears its own formation, negotiation, overhead, travel, advisory and other Member-level expenses unless all other Members unanimously approve reimbursement in writing.

5.3No Member, manager or Affiliate may receive management fees, salaries or preferential payments by virtue of ownership alone, except as provided in Section 6.4 with respect to Capital Proceeds. Approved employee compensation and arm’s-length vendor payments are permitted if commercially reasonable, disclosed and approved without participation by the interested person.

5.4The Company shall maintain commercially reasonable insurance, cybersecurity and internal controls and comply with applicable laws. The Management Committee shall establish policies reasonably necessary for Company operations.

6.DISTRIBUTIONS AND ALLOCATIONS

6.1Subject to law, lender restrictions and reasonable reserves, Distributable Cash shall be applied in the following order: (a) payment of Company expenses and liabilities; (b) funding of reasonable reserves; (c) tax distributions under Section 6.2; and (d) distribution of remaining Distributable Cash (other than Capital Proceeds, which shall be distributed under Section 6.4) to all Members strictly pro rata according to Percentage Interests at the record date. The Management Committee shall select distribution dates, provided that distributions shall be made at least quarterly. No Member has priority, except as provided in Section 6.4 with respect to Capital Proceeds. Royalties, license fees and other continuing payments received by the Company for any standalone commercial sublicense under Section 1.5 of the JV Sublicense or Section 2.2 of the ELA constitute Distributable Cash and shall be distributed under this Section 6.1.

6.2The Company shall endeavor to make tax distributions at least quarterly sufficient for each Member to pay assumed combined federal, state and local tax on allocated taxable income, reduced by prior tax distributions. For each Member that is a C corporation, the assumed rate shall be the highest combined federal, state and local corporate income tax rate reasonably applicable to that Member, determined annually based on then-current law and the Member’s applicable jurisdictions; for other Members, the assumed rate shall be the highest combined rate reasonably applicable to that Member. Within 90 days after year-end, or promptly after final tax reporting is available, the Company shall calculate an annual true-up against each Member’s allocable taxable income and applicable assumed rate, and any deficiency or excess shall be paid or credited against future distributions, or repaid if no future distributions are reasonably expected. Tax distributions are advances against other distributions and are pro rata to the extent practicable.

6.3Profits and losses shall generally be allocated in proportion to Percentage Interests, subject to regulatory allocations under Section 704(b) and remedial allocations under Treasury Regulations Section 1.704-3(d), including allocations required to give effect to Sections 3.4 and 11.4. Items attributable to a Capital Transaction shall be allocated as provided in Section 6.4(d). Withholding taxes paid for a Member are treated as distributions to that Member.

6.4Capital Proceeds shall be distributed to the Members, and consideration payable to the Members directly in a Capital Transaction described in clause (b) of the definition of that term shall be allocated among the Members, in the following order and priority (subject, in the case of a Capital Transaction described in clause (f) of that definition, to Section 13.2, it being intended that the allocations under Section 6.4(d) cause the amounts distributed under Section 13.2 to equal the amounts determined under this Section 6.4):

(a) first, to the holders of Capital Units, pro rata in accordance with their respective Capital Units, until the cumulative amount distributed under this Section 6.4(a) equals the Distribution Threshold;

(b) second, to the holders of Profits Interest Units, pro rata in accordance with their respective Profits Interest Units, until the cumulative amount distributed under this Section 6.4(b) equals the cumulative amount distributed under Section 6.4(a) multiplied by a fraction, the numerator of which is the aggregate Percentage Interest represented by the Profits Interest Units and the denominator of which is one minus that aggregate Percentage Interest; provided that distributions under this Section 6.4(b), and allocations under Section 6.4(d) in respect of the Profits Interest Units, shall be made solely out of profits and appreciation in the value of the

Company arising after the issuance of the Profits Interest Units, and shall not reduce any other Member’s capital account as of that issuance date or that Member’s share of unrealized gain existing as of that date; and

(c) thereafter, to all Members pro rata in accordance with Percentage Interests.

(d) Notwithstanding Section 6.3, items of income, gain, loss and deduction attributable to a Capital Transaction (including any book gain or loss resulting from a revaluation of Company property under Section 3.4, whether or not in connection with a Capital Transaction) shall be allocated among the Members so that, to the extent possible, immediately after that allocation each Member’s capital account balance equals the amount that would be distributed to that Member under this Section 6.4 if the Company sold all of its assets (including the proceeds of the Capital Transaction) for their book values, paid its liabilities (limited, for each nonrecourse liability, to the book value of the assets securing it) and distributed the net proceeds to the Members as Capital Proceeds, minus that Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain.

(e) If Units are issued after the Closing in exchange for capital contributions (including under Section 7), those Units shall be Capital Units and the Distribution Threshold shall be increased by the amount of those capital contributions.

(f) Tax distributions under Section 6.2 attributable to income or gain from a Capital Transaction are advances against, and reduce, the amounts otherwise distributable to the recipient Member under this Section 6.4.

(g) Illustration: if the Distribution Threshold is $22,000,000 and the Profits Interest Units represent a 5% Percentage Interest, Capital Proceeds of $40,000,000 would be distributed $22,000,000 under Section 6.4(a) (SecureTech $13,200,000 and Qstak $8,800,000), $1,157,895 to Craft under Section 6.4(b), and the remaining $16,842,105 under Section 6.4(c) (SecureTech $9,600,000, Qstak $6,400,000 and Craft $842,105), so that each Member receives in total an amount equal to its Percentage Interest of the Capital Proceeds. This illustration is included solely to explain the operation of this Section 6.4 and does not alter the Distribution Threshold or any Member’s rights.

7.CAPITAL CALLS; DILUTION

7.1With the unanimous written consent of all Members, when the aggregate amount exceeds $100,000, the Management Committee may issue a written Capital Call if it determines in good faith that additional capital is reasonably required under an approved plan. The Capital Call shall state the amount, use, FMV, subscription price, each Member’s pro rata amount, funding date at least 15 Business Days later and supporting budget. No Member is obligated to fund except as expressly agreed in writing.

7.2A participating Member may subscribe for its pro rata share and, after expiration, for all or part of any shortfall. Additional Units will be issued at a five (5%) discount to then-current FMV determined by the Agreed Valuer and consistent with the JVA. Funding Members receive Units equal to funded cash divided by the discounted per-Unit FMV.

7.3Non-funding Members are diluted automatically by the issuance of additional Units. There is no default, debt, penalty or forfeiture beyond dilution. Shortfalls are allocated among oversubscribing Members in proportion to requested excess or as they agree. The Unit ledger and Percentage Interests are updated at issuance.

7.4FMV for a Capital Call shall be the Agreed Valuer’s determination dated no more than 90 days before issuance. If the Members cannot unanimously select an Agreed Valuer within 10 Business Days, the Capital Call is deferred unless all Members consent to an alternative process.

8.VALUATION FOR CAPITAL CALLS

8.1Any valuation required under Section 7 shall be performed by the Agreed Valuer using customary methods appropriate to the business, including discounted cash flow, guideline company and transaction analyses, and shall state material assumptions. All Members shall receive the report and have equal information access.

8.2Unless manifestly erroneous, the Agreed Valuer’s determination is final and binding. Company-requested valuations are Company expenses; a unilateral valuation request not required by this Agreement is paid by the requesting Member unless the Management Committee determines otherwise. The valuer must be independent and execute confidentiality and conflict disclosures.

9.TRANSFERS; RIGHT OF FIRST REFUSAL

9.1No Member may sell, assign, pledge or otherwise transfer Units except in accordance with this Agreement and with the prior written consent of all other Members. Any permitted transfer must be made only to an Affiliate or according to Section 9.2 herein. Any permitted transferee must assume the transferring Member’s obligations, and the transferring Member remains liable unless released. No transferee becomes a substituted Member without Management Committee approval and any other required consent.

9.2Before a transfer to a third party, the transferring Member shall deliver a bona fide offer notice. The other Members shall have 30 days after receipt of the notice to exercise a right of first refusal to purchase the offered Units, pro rata according to their Percentage Interests or as they otherwise agree, on identical terms. The Company shall have no separate or prior right of first refusal. Any unpurchased Units may be sold within 90 days after expiration of the right of first refusal on no more favorable terms, subject to admission requirements. The tag-along, drag-along and Craft/Qstak buyout rights in Article 11 of the JVA; provided that, notwithstanding anything to the contrary in this Agreement or the JVA, for the two-year period following the Closing, SecureTech shall not exercise its right to purchase Craft’s Units under Section 11.5 of the JVA or its right to require Craft to participate in a sale under Section 11.4 of the JVA, and shall not otherwise exercise any buyout or drag-along right over Craft’s Units, except in connection with (a) a dissolution or liquidation of the Company or the JV Entity, (b) the termination or expiration of the ELA, (c) a transaction not initiated by SecureTech, or (d) a transaction to which Craft has consented in writing.

9.3Transfers that violate law, jeopardize the Company’s tax status or would cause the Company to violate a material contract or applicable law are prohibited.

9.4Notwithstanding anything to the contrary in this Agreement, Craft shall not transfer any Profits Interest Units (other than a transfer required by law or upon an involuntary transfer) during the two-year period following their issuance. While any Profits Interest Units are outstanding, the Company shall not take any action that would cause it to become a publicly traded partnership within the meaning of Section 7704 of the Code.

10.GOVERNANCE DEADLOCK

10.1If the Management Committee is deadlocked on a matter requiring its approval, the deadlock shall be handled in accordance with the procedures set forth in Article 12 of the JVA.

10.2Any deadlock on a Reserved Matter shall be handled in accordance with Article 12 of the JVA. Pending resolution, no Member or the Management Committee may implement the Reserved Matter unilaterally, and the Company shall continue ordinary operations under the approved budget.

11.BOOKS; RECORDS; TAX

11.1The fiscal year is the calendar year. Within 20 days after each month, the Company shall provide management statements; within 45 days after each quarter, financial statements prepared in accordance with GAAP; and within 90 days after year-end, reviewed or audited statements by an independent public accounting firm as the Management Committee determines.

11.2Each Member may inspect books, contracts and records for a proper purpose on reasonable notice, subject to privilege and confidentiality. The Company shall retain material records for at least seven years.

11.3The Company intends partnership tax classification and shall not elect to be classified as a corporation for federal income tax purposes except with Reserved Matter Approval. SecureTech is the initial Partnership Representative and, where applicable, tax matters partner. The Partnership Representative shall perform all duties under the Code and applicable Treasury Regulations, promptly notify the Members of material tax proceedings, notices, proposed adjustments, settlements and elections, provide relevant information and a reasonable opportunity to comment, and maintain appropriate records. The Partnership Representative shall timely evaluate whether to make a push-out election under Code Section 6226 or to file modification requests under Code Section 6225(c). Subject to applicable law, no material settlement or decision regarding an administrative adjustment, push-out election under Code Section 6226, or other material tax proceeding may be made without Reserved Matter Approval; provided that the Partnership Representative may take timely protective or ministerial action (including filing modification requests under Code Section 6225(c)) and shall report it promptly. Any imputed underpayment, and related interest and penalties, attributable to a Member’s interest (including any adjustment relating to the Profits Interest Units) shall be allocated to and borne by that Member and may be offset against distributions to that Member. Each current and former Member shall remain liable for such amounts, and shall cooperate with the Partnership Representative, notwithstanding any transfer of its Units or its ceasing to be a Member. Notwithstanding the foregoing or any other provision, a Section

754 election that is required by applicable law or requested by a transferee in connection with a transfer shall not be a Reserved Matter or a material tax election requiring Reserved Matter Approval, and the Company shall make it promptly upon the transferee’s written request, subject to receipt of information reasonably necessary to make the election. Each Member shall provide tax information promptly.

11.4At or promptly after Closing, the Agreed Valuer shall prepare the Closing Valuation Report and an asset-level allocation schedule setting forth the value of each asset contributed to the Company and any consideration allocable among the JV assets, including the per-tranche FMV of the Series B Preferred Stock, as applicable. The allocation shall be made under Sections 704(c), 755 and 1060 of the Code and the applicable Treasury Regulations, and shall identify the relevant tax basis, fair market value and built-in gain or loss for each asset. The Closing Valuation Report and allocation schedule shall be binding on the Company and the Members for federal, state and local tax reporting purposes, absent manifest error or a change required by applicable law. The Company shall use them consistently in its books, capital accounts, tax returns, Schedule K-1s and other tax reporting, and shall make any post-Closing true-up required to conform prior reporting. The Closing Valuation Report shall also expressly state the Fair Market Value of the Company’s equity, i.e., the JV’s equity value, as of the Closing for purposes of the Distribution Threshold.

11.5Upon any transfer of Units, the Company and the transferring and transferee Members shall cooperate to determine and report all items required under Sections 704(c), 743(b), 751 and 754 and the applicable Treasury Regulations. A Section 743(b) adjustment is personal to the transferee and shall not affect the Company’s common basis, capital accounts or allocations except as required by Treasury Regulations Section 1.704-1(b)(2)(iv)(m). The transferee shall bear the reasonable out-of-pocket costs of information gathering, calculations, tax advice and filings undertaken at its request in connection with a Section 754 election or related adjustment. The transferor shall provide the Company and transferee with information and statements reasonably necessary to determine Section 751 ordinary-income items; the Company shall file Form 8308 and furnish seller statements or other required information when applicable. Each Member shall report consistently with the Company’s determinations and provide timely cooperation.

11.6Each Member shall cooperate in maintaining the Company’s partnership classification for federal income tax purposes and shall furnish valid Forms W-9, W-8 or other tax documentation, ownership and withholding information, and updates promptly. No Member shall take any action or make any election inconsistent with partnership classification except as permitted by this Agreement. The Company may withhold and remit any taxes required to be withheld under applicable law with respect to any Member, and any amount so withheld shall be treated as distributed to that Member and may be offset against distributions otherwise payable to that Member; a Member shall indemnify the Company for costs arising from its failure to provide accurate or timely information. The Company shall track and report research and development expenditures under Section 174 and, to the extent applicable, Section 174A, and shall capitalize, amortize or otherwise treat those costs as required by applicable law. Each Member shall provide reasonable cooperation and shall not take a tax position inconsistent with the Company’s required reporting without prior notice.

12.DUTIES; CONFLICTS; CONFIDENTIALITY

12.1Managers and officers owe the duties required by the Act, as modified only to permit disclosed activities and approved conflicts. Members may engage in other businesses, but may not use Company property or Confidential Information or divert a Company opportunity within the Company’s stated purpose. Any non-competition, exclusivity or similar obligations among the Members are set forth in the JVA and are not created by this Agreement.

12.2Interested transactions require full disclosure and approval by disinterested managers plus any Reserved Matter Approval. Each Member shall protect nonpublic Company information during membership and three years thereafter. Trade secrets shall be protected indefinitely. Required disclosures and customary exclusions apply.

12.3The Company shall indemnify and advance expenses to managers and officers, and to agents if approved by the Management Committee, acting in good faith within their authority and in their capacity for the Company, except for fraud, willful misconduct, gross negligence, knowing violation of law or improper personal benefit. Advancement requires an undertaking to repay. Exculpation applies to the fullest extent permitted by Wyoming law.

13.DISSOLUTION AND WINDING UP

13.1The Company dissolves upon the unanimous written consent of all Members, sale of substantially all assets, entry of a judicial dissolution decree, or another event requiring dissolution under nonwaivable provisions of the Act. A Member’s withdrawal, bankruptcy or dissolution does not by itself dissolve the Company.

13.2The Management Committee or a liquidating trustee shall wind up, collect assets, prosecute and defend claims, discharge liabilities, establish reserves and distribute remaining assets: first to creditors (including Members only to the extent their advances constitute bona fide debt of the Company evidenced by written instruments on commercially reasonable terms and bearing market interest determined with reference to Sections 482 and 7872), then to satisfy statutory obligations, and finally to Members in accordance with positive capital accounts after required allocations (including the allocations under Section 6.4(d)), intended to reflect Percentage Interests as modified by Sections 3.5 and 6.4 with respect to the Profits Interest Units. The allocation of Company liabilities, including any Member guarantees or recourse or nonrecourse treatment, and related basis consequences shall be determined under Section 752 and applicable Treasury Regulations. Member advances that do not constitute bona fide debt shall be treated for tax and distribution purposes as required by applicable law, and no Member shall be treated as a creditor solely because this Section refers to Members as creditors.

13.3On dissolution, Company assets shall be liquidated or distributed in accordance with the Act and this Agreement. The liquidating person shall prepare final statements and tax returns and file Articles of Dissolution.

14.AMENDMENTS; NOTICES; MISCELLANEOUS

14.1Amendments to this Agreement require the unanimous written consent of all Members. No amendment may disproportionately and adversely alter a Member’s economic rights without that Member’s consent.

14.2This Agreement is governed by Wyoming law. Notices shall be delivered personally, by nationally recognized overnight courier or confirmed email to the following addresses, with copies (which shall not constitute notice) to the applicable counsel contact below:

- SecureTech at: 2355 Highway 36 West, Suite 400, Roseville, MN 55113, Attention: J. Scott Sitra, at ssitra@securetechinnovations.com;

- Qstak at: 3101 Highway 321, Ste. A, Bristol, TN 37620, Attention: Ricky Weiner

- Craft at: 377 Oak Street, Suite 4, Garden City, NY 11530, Attention: Stephen Kiront.

Copy to SecureTech counsel (not constituting notice): Lucosky Brookman LLP, 101 Wood Avenue South, Woodbridge, New Jersey 08830. Attention: Patrick Egan at pegan@lucbro.com;

Copy to Qstak counsel (not constituting notice): N/A.

Copy to Craft counsel (not constituting notice): N/A.

14.3This Agreement, its Schedules, the JVA and the other documents expressly identified by the parties as Transaction Documents (as defined in the JVA) constitute the entire agreement with respect to the Company’s governance and internal affairs. This Agreement is part of the Transaction Documents and shall be read together with the JVA; the JVA, the ELA and the JV Sublicense control as to the Licensed Assets, while this Agreement governs the Company’s internal LLC mechanics. Amendments require the approvals stated in Section 14.1.

14.4Invalid provisions will be reformed minimally, waivers must be written, remedies are cumulative and no third-party beneficiaries exist except indemnified persons. Electronic signatures and counterparts are effective. Each Member shall execute further assurances.

14.5Schedule A lists Members, Units, addresses and designations; Schedule B lists contributions.

AGREED AND ACCEPTED as of the date first written above.

PIRANHA BLOCKCHAIN, INC.

By: __________________________________

Name: J. Scott Sitra

Title: President and Chief Executive Officer

Date: _________________________________

SECURETECH INNOVATIONS, INC.

(solely for purposes of Section 3.6)

By: __________________________________

Name: J. Scott Sitra

Title: President and Chief Executive Officer

Date: _________________________________

QSTAK HOLDING, LLC By: __________________________________ Name: Ricky Weiner Title: General Manager Date: _________________________________
CRAFT CAPITAL MANAGEMENT LLC By: __________________________________ Name: Mackey McFarlane Title: Partner and Head of Investment Banking Date: _________________________________

Schedule A

Lists of Members, Units, with addresses and designations

- Piranha Blockchain, Inc. (holding SecureTech’s interest under Section 3.6): 57,000 Capital Units; 57% Percentage Interest. Address: c/o SecureTech Innovations, Inc., 2355 Highway 36 West, Suite 400, Roseville, MN 55113, Attention: J. Scott Sitra, ssitra@securetechinnovations.com. Designations: two managers, J. Scott Sitra and Anthony Vang;

-Qstak Holding, LLC: 38,000 Capital Units; 38% Percentage Interest. Address: 3101 Highway 421, Ste. A, Bristol, TN 37620, Attention: Ricky Weiner, rcw@qstakchain.com. Designation: one manager, Ricky Weiner.

-Craft Capital Management LLC: 5,000 Profits Interest Units; 5% Percentage Interest. Address: 377 Oak Street, Suite 4, Garden City, NY 11530, Attention: Mackey McFarlane, mmcfarlane@craftcm.com. Designation: one non-voting observer, CJ Hiller (while Craft holds at least 3%).

Total: 100,000 Units (95,000 Capital Units and 5,000 Profits Interest Units); 100%.

Schedule B

Lists of Contributions*

-Piranha Blockchain, Inc.: the grant to the Company of the royalty-free sublicense under the JV Sublicense, treated under JVA Section 3.8 as contributed by SecureTech to Piranha and then by Piranha to the Company. No cash contribution. Initial book capital account: $13,200,000 (provisional, being 57/95 of the $22,000,000 Initial Agreed Valuation), subject to true-up to the Closing Valuation Report under Sections 3.4 and 11.4.

-Qstak Holding, LLC: underlying intellectual property know-how relating to the Licensed Assets, as described in JVA Section 3.2(b). Technical support and development services are provided under the Services Agreement and are not capital contributions (under JVA Section 19.4). No cash contribution. Initial book capital account: $8,800,000 (provisional, being 38/95 of the $22,000,000 Initial Agreed Valuation), subject to true-up to the Closing Valuation Report under Sections 3.4 and 11.4.

-Craft Capital Management LLC: no capital contribution. The Profits Interest Units are issued for services rendered (under JVA Section 3.2(c)). Initial capital account: $0.

*Capital account figures are provisional and will be replaced by the amounts in the Closing Valuation Report.